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Synaptics Announces CFO Succession Plan
Santa Clara, CA – March 2, 2009 – Synaptics (Nasdaq: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today announced that Russell J. Knittel, its long-term Chief Financial Officer, will retire within the next 12 months. Kathleen Bayless has been appointed Senior Vice President and will succeed Mr. Knittel as Chief Financial Officer following the completion of the Company’s fiscal 2009 reporting cycle. Ms. Bayless spent 13 years with Komag, Inc., a leading supplier of thin-film disks acquired by Western Digital in September 2007, where she served most recently as Executive Vice President, Secretary, and Chief Financial Officer.
Mr. Knittel will remain as Executive Vice President until his retirement and will coordinate the transition process with Ms. Bayless starting immediately. Upon his retirement, Mr. Knittel will join Synaptics’ Board of Directors.
Francis Lee, Chairman and Chief Executive Officer, stated, “As everyone associated with Synaptics will attest, Russ has been extremely instrumental to the success of our company. It has been my personal pleasure to work with him for more than eight years. We are fortunate that he will be working with our executive team to transition his numerous responsibilities. Following an extensive search process, we are pleased to have Kathy join our executive team. We believe Kathy brings the right mix of talent and experience to Synaptics and will be a key partner in continuing the success that our company has enjoyed.”
About Synaptics Incorporated
Synaptics is a leading developer of human interface solutions for mobile computing, communications, and entertainment devices. The Company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad(TM), Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The Company is headquartered in Santa Clara, California. www.synaptics.com
NOTE: Synaptics, TouchPad, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries.